Exhibit 99.1

Cadence Bancorporation reports

FIRST QUARTER 2021 FINANCIAL RESULTS

HOUSTON (April 22, 2021) – Cadence Bancorporation (NYSE: CADE) (“Cadence”) today announced net income for the quarter ended March 31, 2021, of $106.4 million or $0.84 per share, compared to net income of $200.6 million or $1.57 per share for the quarter ended December 31, 2020, and a net loss of ($399.3) million or ($3.15) per share for the quarter ended March 31, 2020. Adjusted net income(1), excluding non-routine income and expenses(2), was $104.7 million or $0.83 per share for the quarter ended March 31, 2021, compared to $199.7 million or $1.57 per share for the quarter ended December 31, 2020, and compared to $12.5 million or $0.10 per share for the quarter ended March 31, 2020.  The fourth quarter of 2020 net income included accelerated hedge revenue of $129.5 million ($169.2 million pretax), and the first quarter of 2020 net loss included goodwill impairment of $412.9 million ($443.7 million pretax).

Chairman and Chief Executive Officer of Cadence Bancorporation, Paul B. Murphy, Jr. commented, “We are excited to report a strong start to 2021 at Cadence. The bank extended our trend of excellent operating results with pre-tax, pre-provision revenue (PPNR) as a percent of assets at 1.86%. As announced last week, we are very excited about the pending merger with BancorpSouth and it has been well received with our bankers, clients, and communities.”

First Quarter 2021 Highlights:

First quarter 2021 highlights are as follows:

•

Adjusted pre-tax pre-provision net revenue(1) (“PPNR”) remained strong at $86.4 million or 1.86% of average assets, compared to fourth quarter 2020 PPNR of $260.0 million (or $90.8 million excluding the fourth quarter accelerated hedge revenue).

•

The allowance for credit losses (“ACL”) incorporated a ($48.3) million provision release compared to a $2.8 million provision in the linked quarter reflecting meaningful improvement in current economic forecasts resulting from a decrease in COVID-19 driven stress. The ACL remained robust at 2.49% of total loans, down from 2.89% at December 31, 2020. Excluding Paycheck Protection Program (“PPP”) loans, our ACL to loans ratio was 2.67% at March 31, 2021, down from 3.12% at December 31, 2020.  Our ratio of ACL to total nonperforming loans decreased slightly to 250% from 266% at December 31, 2020.

•

Our tax equivalent net interest margin (“NIM”) was 3.22%, down 32 basis points from prior quarter. The NIM decline was driven by increased excess liquidity due to net declines in average loan balances combined with lower hedge income accretion. The decline was partially mitigated by a continued decline in total deposit costs, which decreased 5 basis points in the quarter to 0.20%.

•	Our adjusted efficiency ratio(1) remained stable at 53.1%.
•	Our capital ratios remained strong, with the Common Equity Tier 1 ratio increasing to 14.2% and total risk weighted capital remaining at 14.7%.
•	Annualized returns on average assets and tangible common equity were 2.29% and 22.8%, respectively.
•	Adjusted annualized returns on average assets(1) and adjusted tangible common equity(1) were 2.25% and 22.44%, respectively.
•

We purchased approximately 1.6 million shares of our common stock during the quarter at a cost of $30.0 million.  Given the previously announced pending merger with BancorpSouth, the stock buyback activity has been placed on hold.

Balance Sheet:

Total assets were $18.8 billion as of March 31, 2021, an increase of $87.8 million or 0.5% from December 31, 2020, and an increase of $1.6 billion or 9.1% from March 31, 2020.  The linked quarter increase was driven by an increase in investment securities, partially offset by decreases in loans.

Cash and Cash Equivalents at March 31, 2021, totaled $1.9 billion as compared to $2.1 billion at December 31, 2020 and compared to $0.6 billion at March 31, 2020. The $165.4 million decrease in the first quarter of 2021 was driven by investment in securities.

Loans at March 31, 2021 totaled $12.4 billion as compared to $12.7 billion at December 31, 2020, a decrease of $353.8 million or 2.8%. Loans decreased $1.0 billion or 7.7% from $13.4 billion at March 31, 2020. PPP loans declined by $131.0 million in the first quarter, with the remaining non-PPP loan decline of $222.8 million being driven by net paydowns and payoffs partially offset by approximately $1.0 billion in loan fundings in the quarter. Notable linked quarter decreases, excluding PPP loans, included General C&I, down $138 million; Energy & Production, down $23 million, and Restaurant, down $33 million. These declines were partially offset by an increase in CRE balances largely due to construction draws in the industrial and multifamily categories.

Investment Securities at March 31, 2021 totaled $3.9 billion as compared to $3.3 billion at December 31, 2020 and $2.5 billion at March 31, 2020. Securities as a percent of earning assets was 19.1%, 18.6% and 14.7% at March 31, 2021, December 31, 2020, and March 31, 2020, respectively. The increase in securities from both the prior year and linked quarter is a result of increased balance sheet liquidity resulting from growth in deposits and decreases in net loans. Securities acquired during the first quarter include primarily U.S. government agency and agency pass-through residential mortgage-backed securities.

Total Deposits at March 31, 2021 were $16.1 billion, an increase of $77.0 million or 0.5% from December 31, 2020 and up $1.6 billion or 11.3% from March 31, 2020. Non-interest bearing deposits were $5.6 billion or 34.4% of total deposits at March 31, 2021, up from $5.0 billion or 31.4% of total deposits at December 31, 2020 and $4.0 billion or 27.3% at March 31, 2020. Total cost of deposits declined to 0.20% for the first quarter 2021, meaningfully lower than both the fourth quarter 2020 cost of 0.25% and the first quarter 2020 cost of 0.96%.

Total Borrowings at March 31, 2021 were $333.0 million, a decrease of $39.7 million from $372.7 million at December 31, 2020 and $372.4 million at March 31, 2020 due to repayment of $40 million in callable sub-debt at an annual rate of 4.91%.

Shareholders’ equity was $2.1 billion at March 31, 2021, a decrease of $28.6 million or 1.3% from December 31, 2020 and a decrease of $21.0 million or 1.0% from March 31, 2020. The linked quarter decrease included a decline of $86.9 million in other comprehensive income including a $68.8 million decrease in unrealized gains on investment securities available-for-sale, $18.9 million in cash dividends and $30.0 million in common stock buybacks, partially offset by quarterly net income of $106.4 million.

Tangible common shareholders’ equity(1) was $2.0 billion at March 31, 2021, down $23.6 million or 1.2% from December 31, 2020 and virtually unchanged from March 31, 2020. The linked quarter decrease resulted from the same factors noted above.

•

Total shareholders’ equity to total assets and tangible equity to tangible assets were 11.1% and 10.6%, respectively, at March 31, 2021 compared to 11.3% and 10.7% at December 31, 2020 and 12.3% and 11.5%, respectively, at March 31, 2020.

•

Tangible book value per share(1) was $15.80 as of March 31, 2021, a slight decrease of $0.03 or 0.2% from $15.83 as of December 31, 2020, and an increase of $0.15 or 1.0% from $15.65 as of March 31, 2020.

•	Total shares outstanding at March 31, 2021 were 124.7 million.

Quarter end regulatory capital ratios remained robust and increased during the quarter as follows:

	3/31/2021	12/31/2020	3/31/2020
Common equity Tier 1 capital	14.2%	14.0%	11.4%
Tier 1 leverage capital	10.9%	10.9%	10.1%
Tier 1 risk-based capital	14.2%	14.0%	11.4%
Total risk-based capital	16.7%	16.7%	13.8%

Asset Quality:

Credit quality metrics during the first quarter of 2021 reflected some notable improvements including lower net-charge offs and declines in nonperforming and criticized loan balances.

•

Net charge-offs for the first quarter of 2021 were $12.1 million or 0.39% annualized of average loans compared to $21.2 million or 0.64% annualized and $32.5 million or 0.99% annualized for the quarters ended December 31, 2020 and March 31, 2020, respectively. The current quarter charge-offs included $10.7 million in General C&I and $2.1 million in Energy.

•

Provision for credit losses was a release of ($48.3) million for the first quarter of 2021 as compared to $2.8 million for the fourth quarter of 2020 and $83.4 million for the first quarter of 2020. The current quarter’s release was driven by improved economic conditions and forecasts, as well as continued improvements in nonperforming and criticized loans. The first quarter 2021 provision release included $29.5 million release in the CRE segment (including releases of $11.1 million in the Hospitality category), $9.6 million release in the C&I segment (including releases of $9.5 million in the Restaurant category) and $7.9 million release in the Consumer segment.

•

The ACL was $308.0 million or 2.49% of total loans as of March 31, 2021, as compared to $367.2 million or 2.89% of total loans as of December 31, 2020 and $245.2 million or 1.83% of total loans as of March 31, 2020. Excluding PPP loans, the ACL was 2.67% of total loans at March 31, 2021, down from 3.12% at December 31, 2020.

•

The ACL for our $261.4 million Hospitality-CRE portfolio decreased to 14.8% of total loans at March 31, 2021 compared 19.5% at December 31, 2020. The ACL for our $804.7 million Restaurant portfolio (excluding PPP loans) decreased to 5.3% of total loans at March 31, 2021 as compared to 6.3% at December 31, 2020.

•

Total nonperforming loans (“NPL”) as a percent of total loans were 1.00% at March 31, 2021, compared to 1.08% at December 31, 2020 and 1.19% at March 31, 2020. NPL totaled $123.4 million, $138.0 million and $159.7 million as of March 31, 2021, December 31, 2020 and March 31, 2020, respectively. The linked quarter decline was due primarily to payoffs, upgrades, and net charge-offs.

•	The ACL to NPL was 249.7% as of March 31, 2021, as compared to 266.1% as of December 31, 2020 and 153.6% as of March 31, 2020.
•

Total criticized loans at March 31, 2021 were $816.3 million or 6.6% of total loans as compared to $871.7 million or 6.9% at December 31, 2020 and $665.7 million or 5.0% at March 31, 2020. The linked quarter decrease was primarily in Restaurant, Energy, Healthcare, and Hospitality-CRE.

•	COVID related loan payment deferrals totaled $97 million at March 31, 2021, down from $179 million at December 31, 2020.
•	Loans 30-89 days past due were 0.40% of total loans at March 31, 2021, compared to 0.36% at December 31, 2020 and 0.19% at March 31, 2020.

Total Revenue:

Total operating revenue(1) for the first quarter of 2021 was $186.4 million, down $180.0 million or 49.1% from the fourth quarter of 2020 and down $2.1 million or 1.1% from the first quarter of 2020.  The fourth quarter of 2020 included $169.2 million in accelerated hedge revenue.

Net interest income for the first quarter of 2021 was $142.7 million, a decrease of $14.0 million or 8.9% from the fourth quarter of 2020 and a decrease of $10.7 million or 7.0% from the first quarter of 2020. Compared to the linked quarter, the net interest income decline included $5.8 million in lower hedge income, $3.0 million due to fewer days in the quarter, $4.0 million due primarily to lower average loan balances and other balance sheet mix shifts, $1.0 million in lower non-PPP loan fees and $0.8 million in lower PPP loan income, partially offset by $2.0 million in lower funding costs driven by lower rates on deposits.

Our NIM for the first quarter of 2021 was 3.22% as compared to 3.54% for the linked quarter and 3.80% for the first quarter of 2020.  Excluding the impact of PPP loans, the first quarter 2021 NIM decreased by 34 basis points to 3.24% from 3.58% in the linked quarter, with lower average loan balances, lower hedge income and lower loan fees attributing 20, 14 and 3 basis points of the decline, respectively, partially offset by 5 basis points of improvement from lower deposit costs.

•

Our total funding costs continued to decline in the quarter, down $2.0 million to 0.29% compared to 0.35% in the prior quarter. Total deposit costs declined by 5 basis points to 0.20% for the current quarter compared to 0.25% for the linked quarter, and total interest-bearing liability costs declined by 8 basis points to 0.43% from 0.51% in the linked quarter. Average interest-bearing liabilities increased by $343.2 million or 3.2% from the prior quarter to $11.2 billion, and average noninterest-bearing deposits increased by $110.6 million or 2.1% from the prior quarter to $5.4 billion.
•

Yield on loans excluding accretion and hedge income was 3.84% in the current quarter, down 5 basis points from 3.89% in the linked quarter.  Excluding the impact of PPP loans, this yield was 3.91% in the current quarter, down from 3.98% for the linked quarter, with approximately 4 basis points of the 7 basis point decline due to lower fee recognition as a result of fewer loan payoffs in the first quarter. Average loans declined $586.9 million or 4.4% from the prior quarter to $12.7 billion.

•	PPP loans averaged $877.6 million in the first quarter at a yield of 2.95%, down from $1,023.1 million in the linked quarter.
•	Hedge income and collar gain recognition for the first quarter of 2021 was $14.1 million as compared to $19.9 million for the prior quarter.
•	Accretion on acquired loans totaled $5.8 million for the first quarter of 2021 as compared to $5.9 million for the prior quarter.
•

Yield on investment securities declined to 1.69% in the current quarter compared to 1.87% in linked quarter, with the lower yield reflecting the impact of securities purchased in the current and prior quarter. Average investment securities increased $244.4 million or 7.6% from the prior quarter to $3.4 billion.

•

Average federal funds sold and short-term investments increased by $668.5 million or 53.2% from the prior quarter as a result of increased balance sheet liquidity, with yields falling to 0.15% compared to 0.18% linked quarter.

•	Total earning asset yields declined to 3.49% in the current quarter compared to 3.85% in the linked quarter, with average balances increasing by $326.1 million or 1.8% to $18.0 billion.
•	Excess liquidity in the first quarter negatively impacted the NIM by an estimated 24 basis points compared to 14 basis points in the linked quarter.

Noninterest income for the first quarter of 2021 was $43.7 million, a decrease of $166.0 million or 79.2% from the linked quarter, and an increase of $8.6 million or 24.6% from the same period of 2020 and. Adjusted noninterest income(1) for the first quarter of 2021 was $41.4 million, a decrease of $167.0 million or 80.1% from the linked quarter, and an increase of $9.4 million or 29.2% from the first quarter of 2020.

•

The linked quarter decrease was driven by the hedge revenue of $169.2 million that occurred in the fourth quarter of 2020. The first quarter of 2021 also included increases of $1.3 million, $1.1 million, and $0.9 million in earnings from limited partnerships, SBA income and securities gains, respectively. These items were partially offset by decreases of $0.9 million in both mortgage banking income and in credit related fees related to volumes.

•	Noninterest income as a percent of total revenue for the first quarter of 2021 was 23.4% as compared to 57.2% for the linked quarter and 18.6% for the first quarter of 2020.

Noninterest expense for the first quarter of 2021 was $97.8 million, compared to $105.3 million for the linked quarter and compared to $537.7 million for the same period of 2020. The first quarter of 2020 included a non-cash goodwill impairment charge of $443.7 million. Adjusted noninterest expense(1), which excludes the impact of non-routine items(2), was $97.8 million, down $7.3 million or 6.9% from the linked quarter and up $5.3 million or 5.7% from the first quarter of 2020. The linked quarter decrease in noninterest expenses resulted from:

•

A decrease of $2.8 million in personnel costs driven by a decrease of $7.4 million in equity compensation and annual incentive compensation as the prior quarter included accrual adjustments resulting from improved company performance.  This decrease was partially mitigated by a seasonal increase of $4.2 million in payroll taxes and employee benefits.

•	A decrease of $1.5 million in FDIC insurance assessment due to decreased nonperforming and criticized assets as well as quarterly net earnings trends.
•	A decrease of $1.2 million in other noninterest expenses due to decreased expenses related to foreclosed real estate.

Adjusted efficiency ratio(1) for the first quarter of 2021 was 53.1%, compared to the linked quarter ratio of 28.8% and the prior year’s first quarter ratio of 49.9%. The linked quarter adjusted ratio included the hedge non-interest income of $169.2 million which did not recur in first quarter 2021.

Taxes:

The effective tax rate for the first quarter of 2021 was 22.3% compared to 22.4% for the linked quarter and 7.7% for the first quarter of 2020.

Dividend:

On April 22, 2021, the board of directors of Cadence Bancorporation declared a quarterly cash dividend in the amount of $0.15 per share of outstanding common stock, representing an annualized dividend of $0.60 per share. The dividend will be paid on May 14, 2021 to holders of record of Cadence’s Class A common stock on May 7, 2021.

Supplementary Financial Tables (Unaudited):

Supplementary financial tables (unaudited) are included in this release following the customary disclosure information.

First Quarter 2021 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss first quarter 2021 results on Thursday, April 22, 2021, at 7:30 a.m. CT / 8:30 a.m. ET. Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Presentations”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	9653528

For those unable to participate in the live presentation, a replay will be available through May 6, 2021. To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10153918

Webcast Access:

The call and corresponding presentation slides will be webcast live on the home page of the Company’s website: www.cadencebancorporation.com.

About Cadence Bancorporation:

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $18.8 billion in total assets as of March 31, 2021. Its wholly owned subsidiary, Cadence Bank, N.A., operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee, and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending,

(1)

Considered a non-GAAP financial measure. See Table 10 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 10 for a detail of non-routine income and expenses.

commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, payroll and insurance services, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of approximately 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995,Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended with respect to BancorpSouth Bank’s and Cadence Bancorporation’s and Cadence Bank’s (together, “Cadence”) beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information but instead pertain to future operations, strategies, financial results or other developments.  These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “could,” “continue,” “seek,” “intend,” “estimate,” “expect,” “foresee,” “hope,” “intend,” “may,” “might,” “plan,” “should,” “predict,” “project,” “goal,” “outlook,” “potential,” “will,” “will result,” “will likely result,” or “would” or future or conditional verb tenses and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Cadence cautions readers not to place undue reliance on the forward-looking statements contained in this communication, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of BancorpSouth Bank and Cadence.  The factors that could cause actual results to differ materially include the following:  the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BancorpSouth Bank and Cadence; the outcome of any legal proceedings that may be instituted against BancorpSouth Bank or Cadence; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of BancorpSouth Bank and Cadence to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BancorpSouth Bank and Cadence do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Cadence’s operations and those of BancorpSouth Bank; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; BancorpSouth Bank and Cadence’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by BancorpSouth Bank’s issuance of additional shares of its capital stock in connection with the proposed transaction; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the extent of the impact of the COVID-19 pandemic on us and our customers, counterparties, employees and third-party service providers, and the impacts to our business, financial position, results of operations, and prospects; and other factors that may affect future results of BancorpSouth Bank and Cadence; and the other factors discussed in “Risk Factors” in BancorpSouth Bank’s Annual Report on Form 10-K for the year ended December 31, 2020 and BancorpSouth Bank’s other filings with the Federal Deposit Insurance Corporation (the “FDIC”), which are available at https://www.fdic.gov/ and in the “Investor Relations” section of BancorpSouth Bank’s website, https://www.bancorpsouth.com/, under the heading “Public Filings,” and in Cadence’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Cadence’s other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “Investor Relations” section of Cadence’s website, https://cadencebancorporation.com/, under the heading “SEC Filings.”  BancorpSouth Bank and Cadence assume no obligation to update the information in this communication, except as otherwise required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction by BancorpSouth Bank and Cadence.  In connection with the proposed acquisition, BancorpSouth Bank and Cadence intend to file relevant materials with the FDIC and SEC, respectively, including the parties’ joint proxy statement on Schedule 14A, which shall include an offering circular with respect to the common stock of BancorpSouth Bank.  STOCKHOLDERS OF BANCORPSOUTH BANK AND CADENCE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE FDIC AND SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE JOINT PROXY STATEMENT/OFFERING CIRCULAR, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents free of charge at the FDIC’s website, https://www.fdic.gov/, and the SEC’s website, http://www.sec.gov, and the Cadence stockholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from Cadence.  Such documents are not currently available.

Participants in Solicitation

BancorpSouth Bank and its directors and executive officers, and Cadence and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of BancorpSouth Bank common stock and the holders of Cadence common stock in respect of the proposed transaction.  Information about the directors and executive officers of BancorpSouth Bank is set forth in the proxy statement for BancorpSouth Bank’s 2021 Annual Meeting of Stockholders, which was filed with the FDIC on March 12, 2021.  Information about the directors and executive officers of Cadence is set forth in the proxy statement for Cadence’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on March 26, 2021.  Investors may obtain additional information regarding the interest of such participants by reading the joint proxy statement/offering circular regarding the proposed transaction when it becomes available.  Free copies of this document may be obtained as described in the preceding paragraph.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”, “adjusted return on average assets”, “adjusted diluted earnings per share”, and “pre-tax, pre-provision net revenue” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.

We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 10).

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 – Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Income Statement Data
Interest income	$154,701	$170,739	$170,497	$177,175	$192,754
Interest expense	11,953	13,998	16,455	22,461	39,286
Net interest income	142,748	156,741	154,042	154,714	153,468
Provision (release) for credit losses	(48,262)	2,835	32,973	158,811	83,429
Net interest income after provision (release)	191,010	153,906	121,069	(4,097)	70,039
Noninterest income (1)	43,696	209,745	32,591	29,950	35,069
Noninterest expense (2)	97,822	105,331	94,859	88,620	537,653
Income (loss) before income taxes	136,884	258,320	58,801	(62,767)	(432,545)
Income tax expense (benefit)	30,459	57,737	9,486	(6,653)	(33,234)
Net income (loss)	$106,425	$200,583	$49,315	$(56,114)	$(399,311)
Weighted average common shares outstanding
Basic	125,079,250	125,973,736	125,956,714	125,924,652	126,630,446
Diluted	125,621,508	126,408,959	126,094,868	125,924,652	126,630,446
Earnings (loss) per share
Basic	$0.85	$1.58	$0.39	$(0.45)	$(3.15)
Diluted	0.84	1.57	0.39	(0.45)	(3.15)
Period-End Balance Sheet Data
Cash and cash equivalents	$1,888,518	$2,053,946	$1,247,172	$1,899,369	$609,351
Investment securities	3,918,666	3,332,168	3,088,699	2,661,433	2,461,644
Total loans, net of unearned income	12,365,334	12,719,129	13,465,556	13,699,097	13,392,191
Allowance for credit losses	308,037	367,160	385,412	370,901	245,246
Total assets	18,800,350	18,712,567	18,404,195	18,857,753	17,237,918
Total deposits	16,129,199	16,052,245	15,786,221	16,069,282	14,489,505
Noninterest-bearing deposits	5,556,217	5,033,748	5,033,338	5,220,109	3,959,721
Interest-bearing deposits	10,572,982	11,018,497	10,752,883	10,849,173	10,529,784
Borrowings and subordinated debentures	332,984	372,669	372,446	372,222	372,440
Total shareholders’ equity	2,092,536	2,121,102	2,071,472	2,045,480	2,113,543
Average Balance Sheet Data
Investment securities	$3,446,172	$3,201,722	$2,960,357	$2,487,467	$2,397,275
Total loans, net of unearned income	12,651,585	13,238,440	13,652,395	13,884,220	13,161,371
Allowance for credit losses	370,736	393,306	389,243	267,464	201,785
Total assets	18,837,133	18,354,046	18,248,014	18,500,600	17,694,018
Total deposits	16,200,631	15,736,884	15,628,314	15,774,787	14,574,614
Noninterest-bearing deposits	5,356,120	5,245,478	4,892,079	4,587,673	3,658,612
Interest-bearing deposits	10,844,511	10,491,406	10,736,235	11,187,115	10,916,002
Borrowings and subordinated debentures	363,046	372,920	372,304	372,547	439,698
Total shareholders’ equity	2,085,712	2,072,030	2,052,079	2,118,796	2,446,810

(1)	For 4Q 2020, includes hedge revenue of $169.2 million, $129.5 million after tax
(2)	For 1Q 2020, includes the non-cash goodwill impairment charge of $443.7 million, $412.9 million after-tax.

Table 1 (Continued) – Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Per Share Data:
Book value	$16.78	$16.84	$16.45	$16.24	$16.79
Tangible book value (1)	15.80	15.83	15.40	15.15	15.65
Cash dividends declared	0.150	0.075	0.050	0.050	0.175
Dividend payout ratio	17.65%	4.75%	12.82%	(11.11)%	(5.56)%
Performance Ratios:
Return on average common equity (2)	20.69%	38.51%	9.56%	(10.65)%	(65.64)%
Return on average tangible common equity (1) (2)	22.80	41.90	11.08	(10.56)	3.86
Return on average assets (2)	2.29	4.35	1.08	(1.22)	(9.08)
Net interest margin (2)	3.22	3.54	3.49	3.51	3.80
Efficiency ratio (1)	52.47	28.74	50.83	47.99	285.17
Adjusted efficiency ratio (1)	53.11	28.79	49.45	47.93	49.88
Asset Quality Ratios:
Total NPA to total loans, OREO, and other NPA	1.15%	1.24%	1.55%	1.74%	1.31%
Total nonperforming loans ("NPL") to total loans	1.00	1.08	1.40	1.64	1.19
Total ACL to total loans	2.49	2.89	2.86	2.71	1.83
ACL to total NPL	249.70	266.05	203.82	165.30	153.61
Net charge-offs to average loans (2)	0.39	0.64	0.58	0.94	0.99
Capital Ratios:
Total shareholders’ equity to assets	11.1%	11.3%	11.3%	10.8%	12.3%
Tangible common equity to tangible assets (1)	10.6	10.7	10.6	10.2	11.5
Common equity Tier 1 capital (3)	14.2	14.0	12.0	11.7	11.4
Tier 1 leverage capital (3)	10.9	10.9	9.9	9.5	10.1
Tier 1 risk-based capital (3)	14.2	14.0	12.0	11.7	11.4
Total risk-based capital (3)	16.7	16.7	14.7	14.3	13.8

(1)

Considered a non-GAAP financial measure. See Table 10 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized.
(3)	Current quarter regulatory capital ratios are estimates.

Table 2 – Average Balances/Yield/Rates

	For the Three Months Ended March 31,
	2021			2020
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,611,240	$113,735	4.35%	$10,213,846	$129,402	5.10%
ANCI portfolio	1,879,832	22,710	4.90	2,731,240	40,650	5.99
PCD portfolio	160,513	3,378	8.54	216,285	5,082	9.45
Total loans	12,651,585	139,824	4.48	13,161,371	175,134	5.35
Investment securities
Taxable	3,117,348	11,821	1.54	2,198,528	14,015	2.56
Tax-exempt (2)	328,824	2,576	3.18	198,747	1,807	3.66
Total investment securities	3,446,172	14,397	1.69	2,397,275	15,822	2.65
Federal funds sold and short-term investments	1,848,748	684	0.15	628,885	1,783	1.14
Other investments	75,621	337	1.81	80,173	394	1.98
Total interest-earning assets	18,022,126	155,242	3.49	16,267,704	193,133	4.77
Noninterest-earning assets:
Cash and due from banks	346,289			250,804
Premises and equipment	124,351			127,812
Accrued interest and other assets	715,103			1,249,483
Allowance for credit losses	(370,736)			(201,785)
Total assets	$18,837,133			$17,694,018
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,275,895	$3,596	0.18%	$8,121,641	$21,667	1.07%
Savings deposits	353,826	108	0.12	272,444	317	0.47
Time deposits	2,214,790	4,277	0.78	2,521,917	12,744	2.03
Total interest-bearing deposits	10,844,511	7,981	0.30	10,916,002	34,728	1.28
Other borrowings	149,989	927	2.51	217,363	1,108	2.05
Subordinated debentures	213,057	3,045	5.80	222,335	3,450	6.24
Total interest-bearing liabilities	11,207,557	11,953	0.43	11,355,700	39,286	1.39
Noninterest-bearing liabilities:
Demand deposits	5,356,120			3,658,612
Accrued interest and other liabilities	187,744			232,896
Total liabilities	16,751,421			15,247,208
Shareholders' equity	2,085,712			2,446,810
Total liabilities and shareholders' equity	$18,837,133			$17,694,018
Net interest income/net interest spread		143,289	3.06%		153,847	3.38%
Net yield on earning assets/net interest margin			3.22%			3.80%
Taxable equivalent adjustment:
Investment securities		(541)			(379)
Net interest income		$142,748			$153,468
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a federal income tax rate of 21%.

Table 2 (Continued) – Average Balances/Yield/Rates

	For the Three Months Ended
	March 31, 2021			December 31, 2020
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,611,240	$113,735	4.35%	$10,939,304	$125,535	4.57%
ANCI portfolio	1,879,832	22,710	4.90	2,126,553	25,943	4.85
PCD portfolio	160,513	3,378	8.54	172,583	3,820	8.81
Total loans	12,651,585	139,824	4.48	13,238,440	155,298	4.67
Investment securities
Taxable	3,117,348	11,821	1.54	2,895,541	12,597	1.73
Tax-exempt (2)	328,824	2,576	3.18	306,181	2,427	3.15
Total investment securities	3,446,172	14,397	1.69	3,201,722	15,024	1.87
Federal funds sold and short-term investments	1,848,748	684	0.15	1,178,973	548	0.18
Other investments	75,621	337	1.81	76,878	380	1.97
Total interest-earning assets	18,022,126	155,242	3.49	17,696,013	171,250	3.85
Noninterest-earning assets:
Cash and due from banks	346,289			216,116
Premises and equipment	124,351			125,955
Accrued interest and other assets	715,103			709,268
Allowance for credit losses	(370,736)			(393,306)
Total assets	$18,837,133			$18,354,046
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,275,895	$3,596	0.18%	$7,881,093	$4,145	0.21%
Savings deposits	353,826	108	0.12	336,304	127	0.15
Time deposits	2,214,790	4,277	0.78	2,274,009	5,711	1.00
Total interest-bearing deposits	10,844,511	7,981	0.30	10,491,406	9,983	0.38
Other borrowings	149,989	927	2.51	149,981	931	2.47
Subordinated debentures	213,057	3,045	5.80	222,939	3,085	5.51
Total interest-bearing liabilities	11,207,557	11,953	0.43	10,864,326	13,999	0.51
Noninterest-bearing liabilities:
Demand deposits	5,356,120			5,245,478
Accrued interest and other liabilities	187,744			172,212
Total liabilities	16,751,421			16,282,016
Stockholders' equity	2,085,712			2,072,030
Total liabilities and stockholders' equity	$18,837,133			$18,354,046
Net interest income/net interest spread		143,289	3.06%		157,251	3.34%
Net yield on earning assets/net interest margin			3.22%			3.54%
Taxable equivalent adjustment:
Investment securities		(541)			(510)
Net interest income		$142,748			$156,741
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a federal income tax rate of 21%.

Table 3 – Loan Interest Income Detail

	For the Quarters,
(In thousands)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Interest Income Detail
Originated loans	$113,735	$125,535	$123,177	$125,922	$129,402
ANCI loans: interest income	17,832	20,507	22,850	26,264	32,940
ANCI loans: accretion	4,879	5,436	5,364	6,703	7,710
PCD loans: interest income	2,433	3,355	2,421	3,111	3,039
PCD loans: accretion	945	465	1,039	854	2,043
Total loan interest income	$139,824	$155,298	$154,851	$162,854	$175,134
Yields
Originated loans	4.35%	4.57%	4.39%	4.53%	5.10%
ANCI loans without discount accretion	3.85	3.84	3.96	4.20	4.85
ANCI loans discount accretion	1.05	1.01	0.93	1.08	1.14
PCD loans without discount accretion	6.15	7.73	5.11	6.30	5.65
PCD loans discount accretion	2.39	1.08	2.20	1.73	3.80
Total loan yield	4.48%	4.67%	4.51%	4.72%	5.35%

Table 4 – Allowance for Credit Losses (“ACL”) (1)

	For the Three Months Ended
(In thousands)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Balance at beginning of period	$367,160	$385,412	$370,901	$245,246	$119,643
Cumulative effect of the adoption of CECL (2)	—	—	—	—	75,850
Charge-offs	(14,671)	(23,956)	(21,830)	(33,452)	(33,098)
Recoveries	2,563	2,770	1,936	901	613
Net charge-offs	(12,108)	(21,186)	(19,894)	(32,551)	(32,485)
Provision (release) for loan losses	(47,015)	2,934	34,405	158,206	82,238
Balance at end of period	$308,037	$367,160	$385,412	$370,901	$245,246

(1)	This table represents the activity in the ACL for funded loans.
(2)	The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (“CECL”), on January 1, 2020 and recorded this cumulative effect adjustment as a result of accounting change.

Table 5 – ACL Activity by Segment

	For the Three Months Ended March 31, 2021
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of December 31, 2020	$187,365	$141,187	$38,608	$367,160	$2,296	$369,456
Provision (release) for credit losses	(9,594)	(29,481)	(7,940)	(47,015)	(1,247)	(48,262)
Charge-offs	(14,124)	(401)	(146)	(14,671)	—	(14,671)
Recoveries	1,724	105	734	2,563	—	2,563
As of March 31, 2021	$165,371	$111,410	$31,256	$308,037	$1,049	$309,086

	For the Three Months Ended December 31, 2020
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of September 30, 2020	$202,197	$143,008	$40,207	$385,412	$2,395	$387,807
Provision (release) for credit losses	(2,990)	7,372	(1,448)	2,934	(99)	2,835
Charge-offs	(12,870)	(10,500)	(586)	(23,956)	—	(23,956)
Recoveries	1,028	1,307	435	2,770	—	2,770
As of December 31, 2020	$187,365	$141,187	$38,608	$367,160	$2,296	$369,456

(1)	The reserve for unfunded commitments is recorded in other liabilities in the consolidated balance sheets.

Table 6 – Criticized Loans by Segment

	As of March 31, 2021 (2)
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and industrial
General C&I	$40,518	$117,658	$4,334	$162,510
Energy	73,333	148,099	16,717	238,149
Restaurant	50,619	126,536	4,778	181,933
Healthcare	1,953	15,258	—	17,211
Total commercial and industrial	166,423	407,551	25,829	599,803
Commercial real estate
Industrial, retail, and other	25,206	39,503	—	64,709
Hospitality (1)	31,097	85,395	—	116,492
Multifamily	90	1,425	—	1,515
Office	5,699	13,774	—	19,473
Total commercial real estate	62,092	140,097	—	202,189
Consumer
Residential	—	14,286	—	14,286
Other	—	37	—	37
Total consumer	—	14,323	—	14,323
Total	$228,515	$561,971	$25,829	$816,315

(1) Hospitality balances have historically been included in Industrial, retail, and other.
(2) Criticized loans do not include loans held for sale of $3.6 million.

	As of December 31, 2020 (2)
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and industrial
General C&I	$61,910	$90,896	$12,583	$165,389
Energy	93,708	150,810	8,115	252,633
Restaurant	55,141	133,709	6,987	195,837
Healthcare	761	29,614	—	30,375
Total commercial and industrial	211,520	405,029	27,685	644,234
Commercial real estate
Industrial, retail, and other	35,992	26,540	—	62,532
Hospitality (1)	54,449	83,460	—	137,909
Multifamily	90	198	—	288
Office	4,863	7,843	—	12,706
Total commercial real estate	95,394	118,041	—	213,435
Consumer
Residential	—	14,023	—	14,023
Other	—	4	—	4
Total consumer	—	14,027	—	14,027
Total	$306,914	$537,097	$27,685	$871,696

(1) Hospitality balances were previously reported in Industrial, retail, and other but have been reclassified to match current period presentation.
(2) Criticized loans do not include loans held for sale of $0.4 million.

Table 7 – Nonperforming Assets

	As of
(In thousands)	1Q 2021 (1)	4Q 2020 (1)	3Q 2020	2Q 2020	1Q 2020
Nonperforming loans
Commercial and industrial	$94,153	$109,410	$145,991	$183,441	$137,301
Commercial real estate	14,846	14,559	26,742	24,659	7,544
Consumer	14,364	14,033	16,364	16,284	14,808
Total nonperforming loans ("NPL")	123,363	138,002	189,097	224,384	159,653
Foreclosed OREO and other NPA	19,125	19,788	20,344	13,949	15,679
Total nonperforming assets	$142,488	$157,790	$209,441	$238,333	$175,332
NPL as a percentage of total loans	1.00%	1.08%	1.40%	1.64%	1.19%
NPA as a percentage of loans plus OREO/other	1.15%	1.24%	1.55%	1.74%	1.31%
NPA as a percentage of total assets	0.76%	0.84%	1.14%	1.26%	0.99%
Total accruing loans 90 days or more past due	$1,399	$13,880	$7,260	$3,123	$1,999

(1)	Nonperforming loans do not include nonperforming loans held for sale of $3.4 million and $0.2 million at March 31, 2021 and December 31, 2020, respectively.

Table 8 – Noninterest Income

	For the Three Months Ended
(In thousands)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Noninterest Income
Hedge revenue	$—	$169,248	$—	$—	$—
Investment advisory revenue	7,609	7,457	6,797	6,505	5,605
Trust services revenue	5,509	4,885	4,556	4,092	4,815
Service charges on deposit accounts	6,404	6,028	5,847	4,852	6,416
Mortgage banking income	2,115	3,062	3,535	2,020	1,111
Credit-related fees	3,849	4,766	4,202	4,401	5,983
Bankcard fees	1,753	1,775	1,745	1,716	1,958
Payroll processing revenue	1,490	1,309	1,255	1,143	1,367
SBA income	3,967	2,889	3,037	1,335	1,908
Other service fees	2,209	1,751	1,450	1,528	1,912
Securities gains, net	2,259	1,353	79	2,286	2,994
Other	6,532	5,222	88	72	1,000
Total noninterest income	$43,696	$209,745	$32,591	$29,950	$35,069

Table 9 – Noninterest Expenses

	For the Three Months Ended
(In thousands)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Noninterest Expenses
Salaries and employee benefits	$57,070	$59,833	$51,734	$47,158	$48,807
Premises and equipment	10,374	11,036	10,716	10,634	10,808
Merger related expenses	—	—	2,105	—	1,282
Intangible asset amortization	4,986	5,164	5,299	5,472	5,592
Data processing	3,259	3,047	3,024	3,084	3,352
Software amortization	4,507	4,480	4,432	4,036	3,547
Consulting and professional fees	3,233	3,450	3,320	3,009	2,707
Loan related expenses	796	631	953	735	760
FDIC insurance	1,465	3,007	2,528	3,939	2,436
Communications	1,243	1,175	1,119	1,002	1,156
Advertising and public relations	927	956	716	920	1,464
Legal expenses	925	726	681	579	411
Other	9,037	11,826	8,232	8,052	11,636
Noninterest expenses excluding goodwill impairment charge	97,822	105,331	94,859	88,620	93,958
Goodwill impairment charge	—	—	—	—	443,695
Total noninterest expenses	$97,822	$105,331	$94,859	$88,620	$537,653

Table 10 – Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Efficiency ratio
Noninterest expenses (numerator)	$97,822	$105,331	$94,859	$88,620	$537,653
Net interest income	$142,748	$156,741	$154,042	$154,714	$153,468
Noninterest income	43,696	209,745	32,591	29,950	35,069
Operating revenue (denominator)	$186,444	$366,486	$186,633	$184,664	$188,537
Efficiency ratio	52.47%	28.74%	50.83%	47.99%	285.17%
Adjusted efficiency ratio
Noninterest expenses	$97,822	$105,331	$94,859	$88,620	$537,653
Less: non-cash goodwill impairment charge	—	—	—	—	443,695
Less: merger related expenses	—	—	2,105	—	1,282
Less: expenses related to COVID-19 pandemic	—	215	235	1,205	122
Adjusted noninterest expenses (numerator)	$97,822	$105,116	$92,519	$87,415	$92,554
Net interest income	$142,748	$156,741	$154,042	$154,714	$153,468
Noninterest income	43,696	209,745	32,591	29,950	35,069
Plus: impairment charge on branch building	—	—	538	—	—
Less: securities gains, net	2,259	1,353	79	2,286	2,994
Adjusted noninterest income	41,437	208,392	33,050	27,664	32,075
Adjusted operating revenue (denominator)	$184,185	$365,133	$187,092	$182,378	$185,543
Adjusted efficiency ratio	53.11%	28.79%	49.45%	47.93%	49.88%
Tangible common equity ratio
Shareholders’ equity	$2,092,536	$2,121,102	$2,071,472	$2,045,480	$2,113,543
Less: goodwill and other intangible assets, net	(121,856)	(126,841)	(132,005)	(137,318)	(142,782)
Tangible common shareholders’ equity	1,970,680	1,994,261	1,939,467	1,908,162	1,970,761
Total assets	18,800,350	18,712,567	18,404,195	18,857,753	17,237,918
Less: goodwill and other intangible assets, net	(121,856)	(126,841)	(132,005)	(137,318)	(142,782)
Tangible assets	$18,678,494	$18,585,726	$18,272,190	$18,720,435	$17,095,136
Tangible common equity ratio	10.55%	10.73%	10.61%	10.19%	11.53%
Tangible book value per share
Shareholders’ equity	$2,092,536	$2,121,102	$2,071,472	$2,045,480	$2,113,543
Less: goodwill and other intangible assets, net	(121,856)	(126,841)	(132,005)	(137,318)	(142,782)
Tangible common shareholders’ equity	$1,970,680	$1,994,261	$1,939,467	$1,908,162	$1,970,761
Common shares outstanding	124,698,518	125,978,561	125,946,793	125,930,741	125,897,827
Tangible book value per share	$15.80	$15.83	$15.40	$15.15	$15.65

Table 10 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Return on average tangible common equity
Average common equity	$2,085,712	$2,072,030	$2,052,079	$2,118,796	$2,446,810
Less: average intangible assets	(125,042)	(130,146)	(135,491)	(140,847)	(584,513)
Average tangible common shareholders’ equity	$1,960,670	$1,941,884	$1,916,588	$1,977,949	$1,862,297
Net income (loss)	$106,425	$200,583	$49,315	$(56,114)	$(399,311)
Plus: non-cash goodwill impairment charge, net of tax	—	—	—	—	412,918
Plus: intangible asset amortization, net of tax	3,809	3,939	4,042	4,174	4,261
Tangible net income (loss)	$110,234	$204,522	$53,357	$(51,940)	$17,868
Return on average tangible common equity(1)	22.80%	41.90%	11.08%	(10.56)%	3.86%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$1,960,670	$1,941,884	$1,916,588	$1,977,949	$1,862,297
Tangible net income (loss)	$110,234	$204,522	$53,357	$(51,940)	$17,868
Non-routine items:
Plus: merger related expenses	—	—	2,105	—	1,282
Plus: expenses related to COVID-19 pandemic	—	215	235	1,205	122
Plus: impairment loss on branch building	—	—	538	—	—
Less: securities gains, net	2,259	1,353	79	2,286	2,994
Less: income tax effect of tax deductible non-routine items	(533)	(270)	664	(256)	(464)
Total non-routine items, after tax	(1,726)	(868)	2,135	(825)	(1,126)
Adjusted tangible net income (loss)	$108,508	$203,654	$55,492	$(52,765)	$16,742
Adjusted return on average tangible common equity(1)	22.44%	41.72%	11.52%	(10.73)%	3.62%
Adjusted return on average assets
Average assets	$18,837,133	$18,354,046	$18,248,014	$18,500,600	$17,694,018
Net income (loss)	$106,425	$200,583	$49,315	$(56,114)	$(399,311)
Return on average assets	2.29%	4.35%	1.08%	(1.22)%	(9.08)%
Net income (loss)	$106,425	$200,583	$49,315	$(56,114)	$(399,311)
Plus: non-cash goodwill impairment charge, net of tax	—	—	—	—	412,918
Total non-routine items, after tax	(1,726)	(868)	2,135	(825)	(1,126)
Adjusted net income (loss)	$104,699	$199,715	$51,450	$(56,939)	$12,481
Adjusted return on average assets(1)	2.25%	4.33%	1.12%	(1.24)%	0.28%
Adjusted diluted earnings (loss) per share
Diluted weighted average common shares outstanding	125,621,508	126,408,959	126,094,868	125,924,652	126,630,446
Net income (loss) allocated to common stock	$105,829	$198,765	$48,884	$(56,114)	$(399,311)
Plus: non-cash goodwill impairment, net of tax	—	—	—	—	412,918
Total non-routine items, after tax	(1,726)	(868)	2,135	(825)	(1,126)
Adjusted net income (loss) allocated to common stock	$104,103	$197,897	$51,019	$(56,939)	$12,481
Adjusted diluted earnings (loss) per share	$0.83	$1.57	$0.40	$(0.45)	$0.10
Adjusted pre-tax, pre-provision net revenue
Income (loss) before taxes	$136,884	$258,320	$58,801	$(62,767)	$(432,545)
Plus: provision (reversal) for credit losses	(48,262)	2,835	32,973	158,811	83,429
Plus: non-cash goodwill impairment	—	—	—	—	443,695
Plus: Total non-routine items before taxes	(2,259)	(1,138)	2,799	(1,081)	(1,590)
Adjusted pre-tax, pre-provision net revenue	$86,363	$260,017	$94,573	$94,963	$92,989

(1)	Annualized.